Exhibit 11
Opinion and Consent of Counsel:


November 26th, 1997

Texas Capital Value Funds, Inc.
1600 W. 38th St Ste. 412
Austin, TX  78731

Re: 33-96334
811-09088

Ladies and Gentlemen,

This opinion is being delivered to you in connection with the above registration statement of Texas Capital Value Funds (the "Fund") filed on Form N-1A under the Securities Act of 1933, as amended, under which you have registered an indefinite number of shares of beneficial interest, pursuant to the General Rules and Regulations of the Investment Company Act of 1940, as amended. In particular, this opinion relates to what you reported in the notice which you filed under rule 24f-2 (the "Rule 24f-2 Notice) which makes definite in number an additional 1,452,600.104 shares of beneficial interest of the Fund, par value $.0001 per share, which were sold in the fiscal year ended September 30, 1997 (the "shares").

We have made such inquiry of your officers, directors, and auditors and have examined such corporate documents, records and certificates and other documents and which questions of law as we have deemed necessary for the purposes of this opinion including the Maryland General Corporation Law. In rendering this opinion we have relied, with your approval as to all questions of fact material to this opinion, upon certificates of public officials in the possession of the Fund and of your officers, and have assumed, with yourapproval, that the signatures on all documents examined by us are genuine, which facts we have not independently verified. I am a member of the bar of the State of New York, and have not consulted Maryland counsel in connection with this opinion.

Based upon and subject to the foregoing, we are of the opinion that the shares were legally and validly issued, fully paid and nonassessable.

We hereby consent to your including a copy of this opinion in the forthcoming filing of the Fund's Post Effective Amendment No. 5, and the inclusion of my name therein as counsel to the Fund. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely Yours,

/s/ Jim H Ellis

Jim H. Ellis

JHE/ms